Exhibit 10.97

AMENDMENT TO AGREEMENT FOR SALE OF COMMERCIAL TIME

This Amendment dated as of January 13, 2004 by and between Nexstar Broadcasting, Inc. (“Nexstar”) and Mission Broadcasting, Inc. (“Mission”) is made to that certain Agreement for Sale of Commercial Time dated as of May 9, 2003 by and between Mission and Nexstar Broadcasting of the Midwest, Inc. (the “Agreement”).

WHEREAS, Mission is the proposed assignee of television broadcast station WBAK-TV, Terre Haute, Indiana (the “Station”) in a pending application for FCC consent to assignment of license (File No. BALCT-20030522AFE) and is programming the Station pursuant to a time brokerage agreement;

WHEREAS, Nexstar, as successor to Nexstar Broadcasting of the Midwest, Inc., is the licensee of television broadcast station WTWO, Terre Haute, Indiana;

WHEREAS, Mission and Nexstar entered into the Agreement for their mutual benefit;

NOW THEREFORE, for and in consideration of the foregoing, Nexstar and Mission hereby amend the Agreement as follows:

1. Nexstar has assumed all of Nexstar Broadcasting of the Midwest, Inc.’s rights and obligations under the Agreement.

2. Paragraph 3 and Schedule A of the Agreement are deleted in their entirety and replaced with the following: “Payments. During the term of this Agreement, from the revenues that Nexstar collects pursuant to this Agreement, Nexstar will pay seventy (70) percent to Mission (the “Monthly Payment”). In exchange for the services Nexstar provides under this Agreement, Nexstar will retain thirty (30) percent of the revenues it collects as its fee for such services.

3. These revised payment terms will become effective February 1, 2004.

IN WITNESS WHEREOF, the parties have executed this amendment as of the date first written above.

NEXSTAR BROADCASTING, INC.

By:	/s/ Shirley Green

Name:	Shirley Green
Title:	VP Finance

MISSION BROADCASTING, INC.

By:	/s/ David S. Smith

Name:	David S. Smith
Title:	President